Exhibit 23.1

Deloitte AG
General-Guisan-Quai 38
8022 Zurich
Switzerland

Phone: +41 (0)58 279 6000
Fax: +41 (0)58 279 6600
www.deloitte.ch

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 on Form F-1 of our report dated March 22, 2018, relating to the consolidated financial statements of Auris Medical Holding AG and its subsidiaries (the “Company”), appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Deloitte AG

/s/ Matthias Gschwend	/s/ Adrian Kaeppeli

Zurich, Switzerland

July 12, 2018